Robinhood Reports First Quarter 2026 Results

Revenues up 15% year-over-year to $1.07 billion
Diluted EPS up 3% year-over-year to $0.38
Net Deposits were $18 billion, a 22% annualized growth rate
Robinhood Gold Subscribers grew 36% year-over-year to a record 4.3 million

MENLO PARK, Calif. – April 28, 2026 – Robinhood Markets, Inc. (“Robinhood”) (NASDAQ: HOOD) today announced financial results for the first quarter of 2026, which ended March 31, 2026.

"Driven by our relentless product velocity and innovation, Robinhood is increasingly positioned at the center of our customers’ financial lives, just as we enter the early innings of the Great Wealth Transfer," said Vlad Tenev, Chairman and CEO of Robinhood.

“In Q1, customers remained engaged and rapidly adopted new products, leading to a 20 percent-plus annualized net deposit growth rate, double digit growth across equities and options, and record volumes for prediction markets, futures, and index options," said Shiv Verma, Chief Financial Officer of Robinhood. "And Q2 is off to a good start in April, as equity and option trading volumes are on track to be the highest month of the year, and even with tax season, net deposits are approximately $5 billion month-to-date. We believe there are massive opportunities ahead as we invest for the long term, ship products faster than ever to customers, and deliver value for shareholders.”

First Quarter Results
•Total net revenues increased 15% year-over-year to $1.07 billion.
◦Transaction-based revenues increased 7% year-over-year to $623 million, primarily driven by other transaction revenue of $147 million, up 320%, which primarily consists of event contracts revenue, options revenue of $260 million, up 8%, and equities revenue of $82 million, up 46%, partially offset by cryptocurrencies revenue of $134 million, down 47%.
◦Net interest revenues increased 24% year-over-year to $359 million, primarily driven by growth in interest-earning assets, partially offset by lower short-term interest rates and securities lending activity.
◦Other revenues increased 57% year-over-year to $85 million, primarily driven by Robinhood Gold subscription revenue of $50 million up 32%.
•Net income increased 3% year-over-year to $346 million, compared to Q1 2025.
•Diluted earnings per share (“EPS”) increased 3% to $0.38, compared to Q1 2025.
•Total operating expenses increased 18% year-over-year to $656 million. The year-over-year increase was primarily driven by marketing and growth investments, and acquisition-related expenses.
◦Adjusted Operating Expenses and Share-Based Compensation (“SBC”) (non-GAAP) increased 14% year-over-year to $607 million, which includes $14 million of costs related to Rothera and Trump Accounts.
•Adjusted EBITDA (non-GAAP) increased 14% year-over-year to $534 million.
•Funded Customers increased by 1.7 million, or 6%, year-over-year to 27.4 million.
◦Investment Accounts increased by 2.1 million, or 8%, year-over-year to 29.1 million.
•Total Platform Assets increased 39% year-over-year to $307 billion, driven by continued Net Deposits, higher equity valuations, and acquired assets.
•Net Deposits were $17.7 billion, an annualized growth rate of 22% relative to Total Platform Assets at the end of Q4 2025. Over the past twelve months, Net Deposits were $67.8 billion, a growth rate of 31% relative to Total Platform Assets at the end of Q1 2025. See Key Performance Metrics for more information.
•Robinhood Gold Subscribers increased by 1.2 million, or 36%, year-over-year to 4.3 million.
•Average Revenue Per User (“ARPU”) increased 8% year-over-year to $157.
•Cash and cash equivalents totaled $5.0 billion, compared with $4.4 billion the end of Q1 2025.
•Share repurchases were $250 million, representing 3.1 million shares of our Class A common stock at an average price per share of approximately $81. Since starting our initial share repurchase program in Q3 2024, total share repurchases were $1.2 billion as of the end of Q1 2026, representing 25 million shares of our Class A common stock at an average price per share of approximately $46.
◦In March 2026, the Company's Board of Directors refreshed our share repurchase authorization to $1.5 billion, which is expected to be completed over the next approximately three years.

Highlights

Product Velocity Accelerates as Robinhood Builds a Global Financial Super App

#1 Platform for Active Traders
•Active trader engagement remained strong in Q1, resulting in double-digit year-over-year growth in equity and options volumes, and record volumes for Prediction Markets, Futures, Index Options, Shorting and Margin.
•Robinhood continued to deliver innovative products and services, including Cortex Digests - used by nearly 1 million customers to date - and the next generation of Robinhood Cortex, Cortex Assistant, which is rolling out across the app to deliver real-time, AI-powered insights.
•Robinhood Social beta also launched to 10,000 customers with strong early engagement, introducing a trading community within the Robinhood app that offers live, verified trades and authentic profiles that we plan to expand to more customers soon.

#1 in Wallet Share for the Next Generation
•To date, Robinhood Banking has crossed over $2 billion in deposits from over 125,000 Funded Customers and approximately 40 percent of customers signed up for direct deposit.
•Robinhood Strategies grew to over 285,000 Funded Customers with over $1.6 billion in assets under management to date.
•During the quarter, Robinhood introduced trust and custodial accounts as part of a new family investing experience, and unveiled the next evolution of its credit card, the Robinhood Platinum Card, which has seen strong early demand. In addition, the Robinhood Gold Card has now crossed 800,000 Funded Customers.
•The company also launched its IPO of Robinhood Ventures Fund I ("RVI"), a NYSE-listed closed-end investment fund that expands access to private markets by offering retail investors exposure to a portfolio of private companies operating at the frontiers of their industries.
•In April, the U.S. Department of the Treasury announced Robinhood will be the broker and sole initial trustee for Trump Accounts — a historic milestone in the Company’s mission to democratize finance for all. Working with BNY, Robinhood will build and run the standalone Trump Account app, host dedicated customer support, provide educational content, and custody the account assets.

#1 Global Financial Ecosystem
•International traction is picking up as Robinhood expands its global footprint, most recently securing in-principle approval from the Monetary Authority of Singapore to offer a comprehensive suite of brokerage services.
•To continue leading the global shift toward tokenization, the Company also launched the public testnet for Robinhood Chain, a financial-grade Ethereum Layer 2 designed to support tokenized real-world assets, which has already processed over 100 million transactions.

Additional Q1 2026 Operating Data

•Robinhood Retirement AUC increased 90% year-over-year to a record $27.4 billion.
•Margin Book increased 93% year-over-year to a record $17.0 billion.
•Cash and Deposits increased 71% year-over-year to $16.7 billion.
•Cash Sweep decreased 8% year-over-year to $26.0 billion.
◦In February 2026, we updated our brokerage High-Yield Cash program to fund growth in margin lending, resulting in over $6 billion of Cash Sweep balances moving to Cash and Deposits in the form of customer free credit balances.
•Equity Notional Trading Volumes increased 54% year-over-year to $638 billion.
•Options Contracts Traded increased 17% year-over-year to 586 million.
•Crypto Notional Trading Volumes were $66 billion, including Robinhood App Notional Volumes which decreased 48% year-over-year to $24 billion, and Bitstamp Notional Volumes which were $42 billion.
•Event Contracts Traded were a record 8.8 billion.

Conference Call and Livestream Information

Robinhood will host a video call to discuss its results at 2 p.m. PT / 5 p.m. ET today, April 28, 2026. The video call can be accessed at investors.robinhood.com, along with the earnings press release and accompanying slide presentation. The event will also be live streamed to YouTube and X.com via Robinhood’s official channels, @RobinhoodApp, on Vlad Tenev’s X.com account, @vladtenev, as well as in the Robinhood App. Following the call, a replay and transcript will also be available at investors.robinhood.com.

Financial Outlook

The paragraph below provides information on our 2026 expense plan and outlook. We are not providing a 2026 outlook for total operating expenses and have not reconciled our 2026 outlook for Adjusted Operating Expenses and SBC to the most directly comparable GAAP financial measure, total operating expenses, because we are unable to predict with reasonable certainty the impact of certain items without unreasonable effort. These items include, but are not limited to, provision for credit losses and significant regulatory expenses which may be material and could have a significant impact on total operating expenses for 2026.

As previously disclosed, our 2026 expense plan is designed to accelerate product velocity, drive Net Deposit growth, and grow revenues. Our prior outlook for 2026 Adjusted Operating Expenses and SBC provided at Q4 2025 Earnings (February 10, 2026) was $2.6 billion to $2.725 billion. We now anticipate investing an additional $100 million to build and support the user interface for Trump Accounts, which was not included in our prior outlook. Our work for Trump Accounts is contracted on a cost plus basis with a small margin, so we expect revenues to exceed costs. As a result, our updated outlook for 2026 Adjusted Operating Expenses and SBC is $2.7 billion to $2.825 billion. This expense outlook does not include provision for credit losses, costs related to our pending acquisitions, costs related to the Rothera joint venture, costs from modifications of executive awards in connection with our CFO transition, potential significant regulatory matters, or other significant expenses (such as impairments, restructuring charges, and other business acquisition- or disposition-related expenses) that may arise or accruals we may determine in the future are required, as we are unable to accurately predict the size or timing of such matters, expenses or accruals at this time.

Actual results might differ materially from our outlook due to several factors, including the rate of growth in Funded Customers and our effectiveness to cross-sell products which affects variable marketing costs, the degree to which we are successful in managing credit losses and preventing fraud, and our ability to manage web-hosting expenses efficiently, among other factors. See “Non-GAAP Financial Measures” for more information on Adjusted Operating Expenses and SBC, including significant items that we believe are not indicative of our ongoing expenses that would be adjusted out of total operating expenses (GAAP) to get to Adjusted Operating Expenses and SBC (non-GAAP) should they occur.

About Robinhood

Robinhood Markets, Inc. (NASDAQ: HOOD) is a global leader in financial services offering retail brokerage, crypto, advisory, digital banking services, and private markets access to a new generation of investors. Additional information about Robinhood can be found at www.robinhood.com.

Robinhood uses the “Overview” tab of its Investor Relations website (accessible at investors.robinhood.com/overview) and its Newsroom (accessible at newsroom.aboutrobinhood.com), as means of disclosing information to the public in a broad, non-exclusionary manner for purposes of the U.S. Securities and Exchange Commission’s (“SEC”) Regulation Fair Disclosure (Reg. FD). Investors should routinely monitor those web pages, in addition to Robinhood’s press releases, SEC filings, and public conference calls and webcasts, as information posted on them could be deemed to be material information.

“Robinhood” and the Robinhood feather logo are registered trademarks of Robinhood Markets, Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Contacts

Investors: ir@robinhood.com	Press: press@robinhood.com

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	March 31,
(in millions, except share and per share data)	2025	2026
Assets
Current assets:
Cash and cash equivalents	$4,261	$5,012
Cash, cash equivalents, and securities segregated under federal and other regulations	5,749	10,874
Receivables from brokers, dealers, and clearing organizations	426	484
Receivables from users, net	17,994	18,115
Securities borrowed	2,408	3,355
Deposits with clearing organizations	702	694
User-held fractional shares	3,782	3,819
Deferred customer match incentives	185	207
Other current assets, including current prepaid expenses of $127 as of December 31, 2025 and $182 as of March 31, 2026	798	853
Total current assets	36,305	43,413
Property, software, and equipment, net	154	162
Goodwill	385	401
Intangible assets, net	168	203
Non-current deferred customer match incentives	428	522
Other non-current assets, including non-current prepaid expenses of $11 as of December 31, 2025 and March 31, 2026	697	773
Total assets	$38,137	$45,474
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$463	$522
Payables to users	11,986	16,780
Securities loaned	11,626	13,387
Fractional shares repurchase obligation	3,782	3,819
Other current liabilities	914	1,046
Total current liabilities	28,771	35,554
Other non-current liabilities	215	232
Total liabilities	28,986	35,786
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value. 210,000,000 shares authorized, no shares issued and outstanding as of December 31, 2025 and March 31, 2026.	—	—
Class A common stock, $0.0001 par value. 21,000,000,000 shares authorized, 790,331,696 shares issued and outstanding as of December 31, 2025; 21,000,000,000 shares authorized, 791,097,939 shares issued and outstanding as of March 31, 2026.	—	—
Class B common stock, $0.0001 par value. 700,000,000 shares authorized, 110,996,736 shares issued and outstanding as of December 31, 2025; 700,000,000 shares authorized, 110,120,620 shares issued and outstanding as of March 31, 2026.	—	—
Class C common stock, $0.0001 par value. 7,000,000,000 shares authorized, no shares issued and outstanding as of December 31, 2025 and March 31, 2026.	—	—
Additional paid-in capital	11,284	11,119
Accumulated other comprehensive income	8	2
Accumulated deficit	(2,152)	(1,802)
Non-controlling interests	11	369
Total stockholders’ equity	9,151	9,688
Total liabilities and stockholders’ equity	$38,137	$45,474

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,		YOY% Change	Three Months Ended December 31,	QOQ% Change
(in millions, except share, per share, and percentage data)	2025	2026		2025
Revenues:
Transaction-based revenues	$583	$623	7%	$776	(20)%
Net interest revenues	290	359	24%	411	(13)%
Other revenues	54	85	57%	96	(11)%
Total net revenues	927	1,067	15%	1,283	(17)%

Operating expenses(1)(2):
Brokerage and transaction	50	60	20%	57	5%
Technology and development	214	241	13%	232	4%
Operations	31	38	23%	37	3%
Provision for credit losses	24	36	50%	36	—%
Marketing	105	107	2%	93	15%
General and administrative	133	174	31%	178	(2)%
Total operating expenses	557	656	18%	633	4%

Other income (loss), net	1	—	(100)%	11	NM
Income before income taxes	371	411	11%	661	(38)%
Provision for income taxes	35	65	86%	56	16%
Net income	$336	$346	3%	$605	(43)%
Less: Net income (loss) attributable to non-controlling interests	—	(4)	NM	—	NM
Net income attributable to Robinhood	$336	$350	4%	$605	(42)%
Net income attributable to Robinhood common stockholders:
Basic	$336	$350		$605
Diluted	$336	$350		$605
Net income per share attributable to Robinhood common stockholders:
Basic	$0.38	$0.39		$0.67
Diluted	$0.37	$0.38		$0.66
Weighted-average shares used to compute net income per share attributable to Robinhood common stockholders:
Basic	884,577,603	899,154,939		897,877,147
Diluted	909,241,619	915,038,823		917,718,432

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
____________
(1)    The following table presents operating expenses as a percent of total net revenues:

	Three Months Ended December 31,	Three Months Ended March 31,
	2025	2025	2026
Brokerage and transaction	4%	6%	6%
Technology and development	18%	23%	23%
Operations	3%	3%	3%
Provision for credit losses	3%	3%	3%
Marketing	7%	11%	10%
General and administrative	14%	14%	16%
Total operating expenses	49%	60%	61%

(2)    The following table presents the SBC on our unaudited condensed consolidated statements of operations for the periods indicated:

	Three Months Ended December 31,	Three Months Ended March 31,
(in millions)	2025	2025	2026
Brokerage and transaction	$3	$2	$3
Technology and development	36	44	40
Operations	2	1	1
Marketing	2	2	2
General and administrative	33	24	46
Total SBC	$76	$73	$92

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(in millions)	2025	2026
Operating activities:
Net income	$336	$346
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	20	23
Provision for credit losses	24	36
Deferred income taxes	—	34
Share-based compensation	73	92
Other	4	3
Changes in operating assets and liabilities:
Securities segregated under federal and other regulations	397	(3,953)
Receivables from brokers, dealers, and clearing organizations	206	(60)
Receivables from users, net	(911)	(44)
Securities borrowed	(878)	(947)
Deposits with clearing organizations	(152)	8
Current and non-current prepaid expenses	(13)	(54)
Current and non-current deferred customer match incentives	(56)	(116)
Other current and non-current assets	351	138
Accounts payable and accrued expenses	(124)	(69)
Payables to users	(332)	4,793
Securities loaned	1,635	1,761
Other current and non-current liabilities	62	47
Net cash provided by operating activities	642	2,038
Investing activities:
Purchases of property, software, and equipment	(2)	(9)
Capitalization of internally developed software	(9)	(9)
Consideration transferred for business acquisitions and asset acquisitions	(175)	(71)
Cash, cash equivalents, and segregated cash acquired in business acquisitions and asset acquisitions	25	18
Purchases of non-marketable securities	—	(92)
Proceeds from maturities of held-to-maturity investments	208	—
Purchases of credit card receivables by Credit Card Funding Trust	(549)	(2,520)
Collections of purchased credit card receivables	511	2,399
Net cash provided by (used in) investing activities	9	(284)
Financing activities:
Proceeds from exercise of stock options	7	2
Proceeds from issuance of RVI common stock in connection with initial public offering, net of offering costs	—	312
Taxes paid related to net share settlement of equity awards	(120)	(13)
Repurchase of Class A common stock	(322)	(250)
Borrowings by the Credit Card Funding Trust	24	117
Change in principal collected from customers due to Coastal Bank	10	(2)
Repayments on borrowings by the Credit Card Funding Trust	—	(15)
Payments of debt issuance costs	(16)	(12)
Contributions from noncontrolling interests	—	41
Net cash provided by (used in) financing activities	(417)	180
Effect of foreign exchange rate changes on cash and cash equivalents	1	(6)
Net increase in cash, cash equivalents, segregated cash, and restricted cash	235	1,928
Cash, cash equivalents, segregated cash, and restricted cash, beginning of the period	8,695	9,893
Cash, cash equivalents, segregated cash, and restricted cash, end of the period	$8,930	$11,821

Reconciliation of cash, cash equivalents, segregated cash and restricted cash, end of the period:
Cash and cash equivalents, end of the period	$4,416	$5,012
Segregated cash and cash equivalents, end of the period	4,442	6,721
Restricted cash in other current assets, end of the period	54	74
Restricted cash in other non-current assets, end of the period	18	14
Cash, cash equivalents, segregated cash and restricted cash, end of the period	$8,930	$11,821
Supplemental disclosures:
Cash paid for interest	$9	$15
Cash paid for income taxes, net of refund received	$29	$70

Reconciliation of GAAP to Non-GAAP Results
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
(in millions, except for percentage data)	2025	2025	2026
Net income attributable to Robinhood	$605	$336	$350
Net income (loss) attributable to non-controlling interests	—	—	(4)
Net income	605	336	346
Net margin	47%	36%	32%
Add:
Interest expenses related to credit facilities	10	6	8
Provision for income taxes	56	35	65
Depreciation and amortization	23	20	23
EBITDA (non-GAAP)	694	397	442
Add:
SBC	76	73	92
Unrealized gains in non-marketable equity securities (1)	(9)	—	—
Adjusted EBITDA (non-GAAP)	$761	$470	$534
Adjusted EBITDA Margin (non-GAAP)	59%	51%	50%

	Three Months Ended December 31,	Three Months Ended March 31,
(in millions)	2025	2025	2026
Total operating expenses (GAAP)	$633	$557	$656
Less:
SBC excluding CFO transition	76	73	79
SBC attributable to CFO transition	—	—	13
Provision for credit losses	36	24	36
Adjusted Operating Expenses (non-GAAP)	$521	$460	$528

	Three Months Ended December 31,	Three Months Ended March 31,
(in millions)	2025	2025	2026
Total operating expenses (GAAP)	$633	$557	$656
Less:
SBC excluding CFO transition	76	73	79
SBC attributable to CFO transition	—	—	13
Provision for credit losses	36	24	36
Adjusted Operating Expenses (non-GAAP)	521	460	528
Add:
SBC excluding CFO transition	76	73	79
Adjusted Operating Expenses and SBC (non-GAAP)	$597	$533	$607
____________

(1) For the three months and year ended December 31, 2025 primarily related to investments held by RVI. Following the initial public offering of RVI, we continue to consolidate RVI and hold approximately 52% of RVI as of March 31, 2026, with the remaining interest held by public shareholders.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the expected financial performance of Robinhood Markets, Inc. and its consolidated subsidiaries (“we,” “Robinhood,” or the “Company”) and our strategic and operational plans, including (among others) statements regarding that Robinhood is increasingly positioned at the center of our customers’ financial lives, just as we enter the early innings of the Great Wealth Transfer; that we believe there are massive opportunities ahead as we invest for the long term, ship products faster than ever to customers, and aim to deliver value for shareholders; that our refreshed share repurchase authorization is expected to be completed over the next approximately three years; that Cortex Assistant is rolling out across the app to deliver real-time, AI powered insights; that we plan to expand Robinhood Social beta to more customers soon; Robinhood will be the broker and sole initial trustee for Trump Accounts and that, working with BNY, Robinhood will build and run the standalone Trump Account app, host dedicated customer support, provide educational content, and custody and account assets; and all statements and information under the heading “Financial Outlook”. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “believe,” “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Our forward-looking statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause our actual future results, performance, or achievements to differ materially from any future results expressed or implied in this press release. Reported results should not be considered an indication of future performance. Factors that contribute to the uncertain nature of our forward-looking statements include, among others: our rapid and continuing expansion, including continuing to introduce new products and services on our platforms as well as geographic expansion; the difficulty of managing our business effectively, including the size of our workforce, and the risk of declining or negative growth; the fluctuations in our financial results and key metrics from quarter to quarter; our reliance on transaction-based revenue, including payment for order flow (“PFOF”), the risk of new regulation or bans on PFOF and similar practices, and the addition of our new fee-based model for cryptocurrency; our exposure to fluctuations in interest rates and rapidly changing interest rate environments; the difficulty of raising additional capital (to provide liquidity needs and support business growth and objectives) on reasonable terms, if at all; the need to maintain capital levels required by regulators and self-regulatory organizations; the risk that we might mishandle the cash, securities, and cryptocurrencies we hold on behalf of customers, and our exposure to liability for processing, operational, or technical errors in clearing functions; the impact of negative publicity on our brand and reputation; the risk that changes in business, economic, or political conditions that impact the global financial markets, or a systemic market event, might harm our business; our dependence on key employees and a skilled workforce; the fact that we do not wholly own or operationally control Rothera, our joint venture with Susquehanna International Group, and its subsidiaries; operational and regulatory risks and expenditures prior to and following closing of our acquisitions and investments; the difficulty of complying with an extensive, complex, and changing regulatory environment, the risk of monetary and other penalties for noncompliance, and the need to adjust our business model in response to new or modified laws and regulations; the possibility of adverse developments in pending litigation and regulatory investigations; the risk that the outcome of currently ongoing and potential future regulatory enforcement actions and litigation, as well as potential changes in federal or state law, could immediately or subsequently prevent us from offering, or continuing to offer, event contracts; the effects of competition; our need to innovate and acquire or invest in new products, services, technologies and geographies in order to attract and retain customers and deepen their engagement with us in order to maintain growth; our reliance on third parties to perform some key functions and the risk that processing, operational or technological failures could impair the availability or stability of our platforms; the risk of cybersecurity incidents, theft, data breaches, and other online attacks; the difficulty of processing customer data in compliance with privacy laws; our need as a regulated financial services company to develop and maintain effective compliance and risk management infrastructures; the risks associated with incorporating artificial intelligence technologies into some of our products and processes; the regulation, litigation, contractual, operational, and reputational risks associated with our introduction of products such as Robinhood Stock Tokens in the European Economic Area and our staking services offered in the U.S.; and the risk that substantial future sales of Class A common stock in the public market, or the perception that they may occur, could cause the price of our stock to fall. Because some of these risks and uncertainties cannot be predicted or quantified and some are beyond our control, you should not rely on our forward-looking statements as predictions of future events. More information about potential risks and uncertainties that could affect our business and financial results can be found in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, as well as in our other filings with the SEC, all of which are available on the SEC’s web site at www.sec.gov. Moreover, we operate in a very competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible for us to predict all risks nor identify all uncertainties. The events and circumstances reflected in our forward-looking statements might not be achieved and actual results could differ materially from those projected in the forward-looking statements. Except as otherwise noted, all forward-looking statements in this press release are made as of the date of this press release, April 28, 2026, and are based on information and estimates available to us at this time. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Except as required by law, Robinhood assumes no obligation to update any of the statements in this press release whether as a result of any new information, future events, changed circumstances, or otherwise. You should read this press release with the understanding that our actual future results, performance, events, and circumstances might be materially different from what we expect.

Non-GAAP Financial Measures

We collect and analyze operating and financial data to evaluate the health of our business, allocate our resources and assess our performance. In addition to total net revenues, net income, and other results under GAAP, we utilize non-GAAP calculations of adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), Adjusted EBITDA Margin, Adjusted Operating Expenses, and Adjusted Operating Expenses

and SBC. This non-GAAP financial information is presented for supplemental informational purposes only, should not be considered in isolation or as a substitute for, or superior to, financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. We believe each of these non-GAAP measures provides useful information to investors and others in understanding and evaluating our results of operations, as well as providing a useful measure for period-to-period comparisons of our business performance and cost structure, as applicable. These non-GAAP measures are used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables included in this press release.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to Robinhood, excluding (i) net income (loss) attributable to non-controlling interests, (ii) interest expenses related to credit facilities, (iii) provision for (benefit from) income taxes, (iv) depreciation and amortization, (v) SBC, (vi) significant legal and tax settlements and reserves, and (vii) other significant gains, losses, and expenses (such as impairments, restructuring charges, and business acquisition- or disposition-related expenses) that we believe are not indicative of our ongoing results.

The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items are unpredictable, are not driven by core results of operations, and render comparisons with prior periods and competitors less meaningful. Adjusted EBITDA is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting.

Adjusted EBITDA Margin

Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total net revenues. The most directly comparable GAAP measure is net margin (calculated as net income divided by total net revenues).

Adjusted Operating Expenses

Adjusted Operating Expenses is defined as GAAP total operating expenses minus (i) SBC, (ii) provision for credit losses, (iii) significant legal and tax settlements and reserves, and (iv) other significant expenses (such as impairments, restructuring charges, and business acquisition- or disposition-related expenses) that we believe are not indicative of our ongoing expenses. The amount and timing of the excluded items are unpredictable, are not driven by core results of operations, and render comparisons with prior periods less meaningful.

Adjusted Operating Expenses and SBC

Adjusted Operating Expenses and SBC is defined as GAAP total operating expenses minus (i) provision for credit losses, (ii) significant legal and tax settlements and reserves, (iii) other significant expenses (such as impairments, restructuring charges, and business acquisition- or disposition-related expenses), that we believe are not indicative of our ongoing expenses, and (iv) SBC related to modifications of executive awards in connection with our CFO transition. The amount and timing of the excluded items are unpredictable, are not driven by core results of operations, and render comparisons with prior periods less meaningful. Unlike Adjusted Operating Expenses, Adjusted Operating Expenses and SBC does not adjust for SBC except for in 2026 as it relates to modification of executive awards related to our CFO transition.

Key Performance Metrics

In addition to the measures presented in our unaudited condensed consolidated financial statements, we use the following key performance metrics to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions.

Funded Customers

We define a Funded Customer as a unique person who has at least one account with a Robinhood entity and, within the past 45 calendar days (a) had an account balance that was greater than zero (excluding amounts that are deposited into a Funded Customer account by the Company with no action taken by the unique person) or (b) completed a transaction using any such account. Individuals who share a funded joint investing account (which launched in July 2024) are each considered to be a Funded Customer. Starting in June 2025, customers of Bitstamp are also considered Funded Customers.

Total Platform Assets

We define Total Platform Assets as the sum of the fair value of all equities, options, cryptocurrency, futures (including options on futures and swaps, including event contracts), cash held by users in their accounts, net of receivables from users (previously reported as Assets Under Custody), and any such assets managed by RIAs using TradePMR’s platform that are not custodied by Robinhood, as of a stated date or period end on a trade date basis. Net Deposits and net market gains (losses) drive the change in Total Platform Assets in any given period. Starting in June 2025, the fair value of all cryptocurrency includes cryptocurrency on Bitstamp. Total Platform Assets also include cryptocurrency lent through platform-enabled lending programs, where customers may recall such assets at any time through the platform.

Assets Under Custody

We define Assets Under Custody as Total Platform Assets, excluding assets managed by RIAs using TradePMR's platform that are not custodied by Robinhood, as of a stated date or period end on a trade date basis.

Net Deposits

We define Net Deposits as all cash deposits and asset transfers from customers, as well as dividends, interest, staking rewards, and cash or assets earned in connection with Company promotions (such as account transfer and retirement match incentives, free stock bonuses) received by customers, net of reversals, customer cash withdrawals, margin and lending interest, Robinhood Gold subscription fees, and assets transferred off of our platforms for a stated period. Starting in June 2025, Net Deposits include results from Bitstamp. As previously disclosed, due to data limitations we did not include TradePMR client figures in our Net Deposits key performance metric prior to March 2026. Starting in March 2026, Net Deposits include results from TradePMR.

Average Revenue Per User (“ARPU”)

We define ARPU as total revenue for a given period divided by the average number of Funded Customers on the last day of that period and the last day of the immediately preceding period. Figures in this press release represent ARPU annualized for each three-month period presented.

Robinhood Gold Subscribers

We define a Robinhood Gold Subscriber as a unique person who has at least one account with a Robinhood entity and who, as of the end of the relevant period (a) is subscribed to Robinhood Gold and (b) has made at least one Robinhood Gold subscription fee payment.

Additional Operating Metrics

Robinhood Retirement AUC

We define Robinhood Retirement AUC as the total Assets Under Custody in traditional individual retirement accounts (“IRAs") and Roth IRAs. This does not include accounts with an RIA using TradePMR’s platform.

Cash Sweep

We define Cash Sweep as the period-end total amount of participating users’ uninvested brokerage and banking cash that has been automatically “swept” or moved from their accounts into deposits for their benefit at a network of program banks. This is an off-balance-sheet amount. Robinhood earns a net interest spread on Cash Sweep balances based on the interest rate offered by the banks less the interest rate given to users as stated in our program terms. This includes balances from customers of RIAs using TradePMR’s platform. In February 2026, we updated our brokerage High-Yield Cash program to fund growth in margin lending, resulting in over $6 billion of Cash Sweep balances moving to Cash and Deposits in the form of customer free credit balances.

Margin Book

We define Margin Book as our period-end aggregate outstanding margin loan balances receivable (i.e., the period-end total amount we are owed by customers on loans made for the purchase of securities, supported by a pledge of assets in their margin-enabled brokerage accounts). This includes margin loan balances from customers of RIAs using TradePMR’s platform.

Notional Trading Volume

We define Notional Trading Volume, or Notional Volume, for any specified asset class as the aggregate dollar value (purchase price or sale price as applicable) of trades executed in that asset class on our platforms over a specified period of time. Crypto Notional Volume includes both Robinhood App Notional Volume and, starting in June 2025, Bitstamp Notional Volume. Robinhood App Notional Volume represents the dollar value of executed crypto trades on the Robinhood platform over a specified period of time. Bitstamp Notional Volume represents the dollar value of executed crypto trades on the Bitstamp platform over a specified period of time. For example, each $1 of transaction value executed between a buyer and seller is counted as $1 of transaction value in the relevant period, rather than $2 if counted for each of the buyer and seller.

Options Contracts Traded

We define Options Contracts Traded as the total number of options contracts bought or sold over a specified period of time. Each contract generally entitles the holder to trade 100 shares of the underlying stock.

Futures Contracts Traded

We define Futures Contracts Traded as the total number of futures contracts bought or sold over a specified period of time. While contract specifications vary, futures contracts generally represent agreements to buy or sell an asset at a specific price at a future date. Event Contracts are not included within Futures Contracts Traded.

Event Contracts Traded
We define Event Contracts Traded as the total number of event contracts bought or sold over a specified period of time through our Prediction Markets Hub. Each contract can be traded at $0.01 increments up to $1 and is worth $1 upon settlement.

Cash and Deposits

We define Cash and Deposits as the period-end sum of cash and cash equivalents, restricted cash, segregated cash, cash equivalents, and securities under federal and other regulations, deposits with clearing organizations, and investments.

Glossary Terms

Investment Accounts
We define an Investment Account as a funded individual brokerage account, a funded joint investing account, a funded IRA, or an account with an RIA using TradePMR’s platform. Starting in September 2025, a Funded Customer can have multiple Investment Accounts - one or more individual brokerage accounts, a joint investing account, a traditional IRA, a Roth IRA, and/or an RIA custody account using TradePMR’s platform. Investment Accounts do not include Bitstamp as such accounts are not brokerage or other Investment Accounts.

Robinhood Gold Adoption Rate

We define the Robinhood Gold adoption rate as end of period Robinhood Gold Subscribers divided by end of period Funded Customers.

Growth Rate and Annualized Growth Rate with respect to Net Deposits

Growth rate is calculated as aggregate Net Deposits over a specified 12-month period, divided by Total Platform Assets for the fiscal quarter that immediately precedes such 12-month period. Annualized growth rate is calculated as Net Deposits for a specified quarter multiplied by 4 and divided by Total Platform Assets for the immediately preceding quarter.

Additional Information

The reference to “Great Wealth Transfer” on page 1 comes from the estimate reported by Cerulli Associates in December 2024 (https://www.cerulli.com/press-releases/cerulli-anticipates-124-trillion-in-wealth-will-transfer-through-2048).